60 Heritage Drive, Pleasantville, NY 10570
                      (914) 747-5262 // Fax (914) 747-5258

                                                              March 30, 2000

Dear Fellow Italy Fund Shareholder:

         Since the formation of the European Monetary Union, the rationale for the existence of a European single-country closed-end fund has been rapidly disappearing. At least four such funds have already taken steps to eliminate their discounts from net asset value ("NAV") and I believe that it is now time for The Italy Fund to also eliminate its discount by converting to an open-end fund.

         As you know, The Italy Fund's shares have traded at a double-digit discount for years. As of March 24, 2000, they were trading at a discount of 16.5%. I would like to eliminate that discount entirely. That is why I intend to nominate two shareholders including myself for election as directors at the 2000 Annual Meeting of Shareholders. I also intend to introduce a proposal recommending that The Italy Fund be open-ended.

         If we are elected as directors and the open-ending proposal is approved, our number one priority will be to promptly eliminate the discount from NAV. Specifically, we intend to urge the Board to take the steps necessary to convert the Fund from a closed-end fund to an open-end fund or to merge it into an existing open-end fund.

         If you have already returned the WHITE proxy card sent to you by the Board and you want to elect directors who are committed to taking action designed to eliminate the discount, you must return a GREEN proxy card. Remember, only the last valid proxy card you submit is counted and it supersedes any previous ones. Therefore, once you submit a GREEN proxy card, please do not sign and submit a later dated WHITE proxy card, as that will invalidate your vote. If you have any questions, please call me at (914) 747-5262 or e-mail me at OPLP@worldnet.att.net.

                                                         Yours truly,


                                                         Phillip Goldstein

        PROXY STATEMENT IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF
                        DIRECTORS OF THE ITALY FUND INC.

           ANNUAL MEETING OF SHAREHOLDERS (To be held on May 10, 2000)

         My name is Phillip Goldstein. I have been a shareholder of The Italy Fund Inc. (the "Fund") since August 1995. I am sending this proxy statement and the enclosed GREEN proxy card to holders of record on March 9, 2000 (the "Record Date") of the Fund. I am soliciting a proxy to vote your shares at the 2000 Annual Meeting of Shareholders of the Fund (the "Meeting") and at any and all adjournments or postponements of the Meeting. Please refer to the Fund's proxy soliciting material for additional information concerning the Meeting and the matters to be considered by the shareholders.

         This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders of the Fund on or about March 30, 2000.

                                  INTRODUCTION

         There are two matters (or proposals) that the Fund has scheduled to be voted upon at the Meeting:

1. The election of two persons to serve as Class II directors of the Fund until 2003;

2. The ratification of the selection of KPMG LLP as the independent accountants of the Fund for the fiscal year ending January 31, 2001;

     In addition, I will present the following proposal at the Meeting:

3. The stockholders urge the Board of Directors to take the steps necessary to convert the fund to an open-end fund.

         With respect to these matters, I am soliciting a proxy to vote your shares FOR of the election of Glenn Goodstein and me as directors of the Fund and FOR the open-ending proposal. The open-ending proposal along with my supporting statement and an opposition statement issued by the Board of Directors is contained in the Fund's proxy statement. I am making no recommendation as to how your shares should be voted on the ratification of the selection of the Fund's independent accountants.

How Proxies Will Be Voted

         All of the proposals scheduled by the Fund to be voted on at the Meeting are included on the enclosed GREEN proxy card. If you wish to vote FOR the election of my nominees to the Board, you may do so by completing and returning a GREEN proxy card.

         If you return a GREEN proxy card to me or to my agent, your shares will be voted on each matter as you indicate. If you do not indicate how your shares are to be voted on a matter, they will be voted FOR my election to the Board and FOR the open-ending proposal and will ABSTAIN from voting on the ratification of the selection of the Fund's independent auditor.

         If you return a GREEN proxy card, you will be granting the persons named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the Meeting. These may include, among other things, matters relating to the conduct of the Meeting.

Voting Requirements

         If a quorum is not present at the Meeting, or if a quorum is present but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies, consideration of matters of which I am not aware at this time, or negotiations with the incumbent directors. The proxies may also propose one or more adjournments for other legal reasons not currently foreseen. If an adjournment of the Meeting is proposed, the persons named as proxies on the GREEN proxy card will vote for or against such adjournment in their discretion. The proxies may also temporarily decline to attend the Meeting, thereby preventing a quorum to solicit additional proxies or for other legal reasons not currently foreseen. Please refer to the Fund's proxy statement for the voting requirements for each proposal.

Revocation of Proxies

         You may revoke any proxy you give to management or to me at any time prior to its exercise by (i) delivering a written revocation of your proxy to the Fund; (ii) executing and delivering a later dated proxy to me or to the Fund or to our respective agents; or (iii) voting in person at the Meeting. (Attendance at the Meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the Meeting. Only the latest dated, properly signed proxy card will be counted.

Information Concerning the Soliciting Shareholder

         The shareholder making this solicitation is Phillip Goldstein, 60 Heritage Drive, Pleasantville, NY 10570. I am an investment manager who presently manages investment portfolios having assets in excess of $50 million. Since December 1, 1992, I have been the president and 50% shareholder of a company that serves as the general partner of a private investment partnership. That partnership is a shareholder in the Fund. Since 1996, I have taken an active role in urging the management of certain registered closed-end investment companies to take various actions that I believe would benefit those companies and their shareholders.

         As of March 9, 2000, I owned jointly with my wife one share of Common Stock of the Fund. I am also deemed to be the beneficial owner of 223,301 shares of Common Stock held in brokerage accounts by my clients and me. Combined, these personal and client positions total 223,302 shares, representing approximately 2.7% of the Fund's outstanding Common Stock. Exhibit 1 to this proxy statement contains a schedule showing my purchases and sales of Common Stock within the past two years.

                           REASON FOR THE SOLICITATION

         I believe that stockholders owning a significant percentage of the Fund's outstanding shares favor eliminating the Fund's discount from net asset value. I am conducting this contest in order to give all shareholders an opportunity to elect directors who will take measures to achieve that objective.

                             CERTAIN CONSIDERATIONS

         In deciding whether to give me your proxy, you should consider the following:

         Implementation of certain Board actions may require shareholder approval, and no assurance can be given that such approval will be obtained. In addition, various costs, which would be borne indirectly by shareholders, may be associated with certain actions, including but not limited to those associated with holding a special meeting of shareholders. I believe that such costs are far outweighed by the benefits to most shareholders of these actions. In addition, certain actions may have adverse tax consequences for some shareholders that cannot be quantified at this time.

         I believe that all shareholders of the Fund will benefit if any actions taken to reduce or eliminate the discount from NAV are successful. However, my clients who hold shares of the Fund pay me fees. These fees are based upon a share of the profits the client earns and will be greater if the value of the Fund's shares increases.

                              ELECTION OF DIRECTORS


         At the Meeting, I will nominate the following persons for election as directors for a term expiring in 2003. Each nominee has consented to serve if elected and to being named in the proxy statement.




Name, Address, Age                                   Principal Business Occupation(s)
------------------                                   --------------------------------
Phillip Goldstein (Age 55)                           Since 1992, Mr. Goldstein has managed investments for a
60 Heritage Drive                                    limited number of clients and has served as the portfolio
Pleasantville, NY  10570                             manager and president of the general partner of Opportunity
                                                     Partners, a private investment partnership. Mr.
                                                     Goldstein has been an advocate for shareholder
                                                     rights since 1996. He was a director of Clemente
                                                     Strategic Value Fund from 1998 to 2000 and has been a
                                                     director of The Mexico Equity and Income Fund
                                                     since February 2000.

Glenn Goodstein (Age 37)                             Since 1992, Mr. Goodstein has managed investments for a
16830 Adlon Boulevard                                limited number of clients.  Between 1988 and 1996, Mr.
Encino, CA  91436                                    Goodstein held several executive positions with Automatic
                                                     Data Processing.

         As of March 9, 2000 Mr. Goldstein and Mr. Goodstein beneficially owned 223,302 and 38,000 shares of the Fund respectively.

         Other than fees that may be payable by the Fund to its directors, neither nominee has any arrangement or understanding with any person with respect to any future employment by the Fund or by any affiliate of the Fund.

         The persons named as proxies on the enclosed GREEN proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote FOR the election of the above persons, each of whom have consented to stand for election and to serve if elected. If any nominee is unable to serve, an event not now anticipated, the proxies will be voted for such other person (who shall be disinterested), if any, as is designated by the persons named as proxies.

                     RATIFICATION OF THE INDEPENDENT AUDITOR

The incumbent board of directors has selected KPMG LLP as the independent accountants of the Fund for the fiscal year ending January 31, 2001. Without further information, I cannot make any recommendation. Therefore, in the absence of contrary instructions, the persons named as proxies on the GREEN proxy card intend to ABSTAIN from voting on this matter.

                                THE SOLICITATION

      I am making this solicitation personally. Persons affiliated with or employed by the general partner of the investment partnership that I manage may assist me in the solicitation of proxies. They will not receive any special compensation for their services. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. I will reimburse these organizations for their reasonable out-of-pocket expenses.

     Initially, I will personally bear all of the expenses related to this proxy solicitation. Because I believe that the shareholders will benefit from this solicitation, I intend to seek reimbursement of these expenses from the Fund. Shareholders will not be asked to vote on the reimbursement of solicitation expenses incurred by either the incumbent directors or me. The solicitation expenses of the incumbents are estimated to be $50,000 and my expenses should be about $25,000. As of March 30, 2000, I have incurred approximately $10,000 in expenses. If I am not reimbursed by the Fund, I may seek reimbursement from one or more of my clients or from the general partner of the investment partnership that I manage.

     I am not and, within the past year, have not been a party to any contract, arrangement or understanding with any person with respect to any securities of the Fund. In addition, there is no arrangement or understanding involving either myself or any affiliate that relates to future employment by the Fund or any future transaction with the Fund.

                              ADDITIONAL PROPOSALS

         I know of no business that will be presented for consideration at the Meeting other than that set forth in this proxy statement and in the Fund's proxy statement. If any other matters are properly presented for consideration at the Meeting, it is the intention of the persons named as proxies in the enclosed GREEN proxy card to vote in accordance with their own best judgment on such matters.

DATED: March 30, 2000


               EXHIBIT 1: SECURITIES OF THE FUND PURCHASED OR SOLD
             WITHIN THE PAST TWO YEARS BY THE SOLICITING SHAREHOLDER

         Except as disclosed in this proxy statement, I have not had any interest, direct or indirect in the Fund. The following table sets forth certain information with respect to purchases and sales of shares of Common Stock of the Fund within the past two years by me and by accounts holding shares as to which I am deemed to be the beneficial owner (the "Accounts"). Some of the shares are held in margin accounts, together with other securities. Therefore, a portion of the purchase price and market value of the shares may from time to time be represented by margin borrowings, depending upon the net debit balances, if any, of the margin accounts, which fluctuate daily.

                    Shares                                       Shares
     Date         Purchased                        Date        Purchased
                    (Sold)                                       (Sold)
    9/21/98        (12000)                       10/5/99         13200
    9/30/98          2300                        10/11/99         1000
   11/30/98         (2300)                       10/12/99         3400
    1/18/99          3000                        10/14/99        11200
    1/20/99         40000                        11/11/99        27700
    1/21/99          5000                        11/12/99        13800
    1/25/99          1000                        11/17/99        13100
    2/2/99           6000                        11/18/99        13100
    7/20/99         13000                        11/22/99         3500
    7/23/99          2800                        11/23/99        26900
    9/13/00          8000                        12/15/99          400
    9/23/00           600                        2/24/00          5000

                                   PROXY CARD

 PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF THE ITALY FUND INC.
                      BY PHILLIP GOLDSTEIN, A SHAREHOLDER

            ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2000

The undersigned hereby appoints Steven Samuels, Rajeev Das and Phillip Goldstein, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of The Italy Fund Inc. (the "Fund") to be held at 10:00 a.m. on May 10, 2000, in the Downtown Conference Center of 7 World Trade Center, New York, New York, mezzanine level (the "Meeting"), and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matter or matters as may come before the Meeting and with respect to all matters incident to the conduct of the Meeting. The proxies may also temporarily decline to attend the Meeting, thereby preventing a quorum in order to solicit additional proxies or for any other legal reason.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [ ].)

1.   ELECTION OF TWO CLASS II DIRECTORS .

         FOR all of the nominees listed below [ ]        WITHHOLD AUTHORITY [ ]
         (except as indicated to the contrary below)     to vote for all of the
                                                          nominees listed below


         PHILLIP GOLDSTEIN, GLENN GOODSTEIN

         To withhold authority to vote for one or more nominees, enter the name(s) of the nominee(s) below.

         -----------------------------------------------------------------------

2. To ratify the selection by the Board of Directors of KPMG LLP as the Fund's independent accountants for the fiscal year ending January 31, 2001:

     FOR [ ]            AGAINST [ ]       ABSTAIN [ ]

3. To approve or disapprove a shareholder proposal to urge the Board of Directors to take the steps necessary to convert the Fund to an open-end fund.

     FOR [ ]            AGAINST [ ]       ABSTAIN [ ]

         Important - - Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted for the election of the nominees named above in Proposal 1 and for Proposal 3 and will abstain from voting on Proposal 2. The undersigned hereby acknowledges receipt of the proxy statement dated March 30, 2000 of Phillip Goldstein and revokes any proxy previously executed. (Important - Please be sure to enter date.)

Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. Please return promptly in the enclosed envelope.


SIGNATURE(S)______________________________________   Dated: _______________